AMENDMENT

THIS AMENDMENT (this “Amendment”) to the Agreement (as defined below) is entered into as of 29 April, 2011, by and between GUARDIAN BAILLIE GIFFORD LIMITED (“GBG”) and BAILLIE GIFFORD OVERSEAS LIMITED (“BGO”).

WHEREAS, RS Investment Management Co. LLC, GBG, and RS Variable Products Trust (solely with respect to Section 13 of the Agreement) have entered into a Sub-Advisory, Sub-Administration and Accounting Services Agreement dated November 7, 2006, pursuant to which GBG renders advice and services to certain series of RS Variable Products Trust and performs such other services as described in such agreement; and

WHEREAS, GBG and BGO have entered into a Sub-Sub-Investment Advisory Agreement dated November 7, 2006, (the “Agreement”), pursuant to which BGO renders advice and services to the series of RS Variable Products Trust listed on Annex A to the Fee Appendix to the Agreement; and

WHEREAS, GBG and BGO desire to amend the Fee Appendix to the Agreement in accordance with the terms of this Amendment;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, GBG and BGO hereby agree as follows:

Section 1.    Annex A to the Fee Appendix to the Agreement is deleted in its entirety and replaced with the Annex A attached to this Amendment.

Section 2.    This Amendment shall be effective as of May 1, 2011.

Section 3.    Except as modified pursuant to the provisions of this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and conditions as of the date hereof.

Section 4.    This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 5.    This Amendment shall be governed by and construed in accordance with the laws of Scotland, and to the extent applicable, in accordance with the Investment Company Act of 1940.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective directors as of the date first above written.

For GUARDIAN BAILLIE GIFFORD LIMITED:

/s/ TIM CAMPBELL

Tim Campbell

For BAILLIE GIFFORD OVERSEAS LIMITED:

/s/ PETER COOKE

Peter Cooke

AMENDED AND RESTATED ANNEX A

Effective as of May 1, 2011

Name of Fund	Rate
RS International Growth VIP Series	0.32%

RS Emerging Markets VIP Series	0.50%